CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated August 23, 2013, accompanying the financial statements of Investors' Quality Tax-Exempt Trust, Series 140 (included in Van Kampen Unit Trusts, Municipal Series 983) as of April 30, 2013, and for the period from May 23, 2011 (date of deposit) through April 30, 2012 and for the year ended April 30, 2013 and the financial highlights for the period from May 23, 2011 (date of deposit) through April 30, 2012 and for the year ended April 30, 2013, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-172757) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
August 23, 2013